                                                                  EXHIBIT 99.D-3


                                  THE ATTACHED
                            - AGREEMENT AND ORDER --
                                HAS BEEN ACCEPTED



FOR A PERIOD OF 30 DAYS, THE AGREEMENT AND ORDER WILL BE ON THE PUBLIC RECORD.




AFTER THE 30-DAY PERIOD THE COMMISSION MAY EITHER ISSUE THE DECISION AND ORDER AS CONTEMPLATED BY THE AGREEMENT, OR WITHDRAW ITS ACCEPTANCE OF THE AGREEMENT AND TAKE SUCH ACTIONS AS IT CONSIDERS APPROPRIATE.

                            UNITED STATES OF AMERICA
                         BEFORE FEDERAL TRADE COMMISSION

In the Matter of

      DTE ENERGY COMPANY,
           a corporation,
                                   File No. 001-0067
           and

      MCN ENERGY GROUP INC.,
           a corporation.

                       AGREEMENT CONTAINING CONSENT ORDER

         The Federal Trade Commission ("Commission"), having initiated an investigation of the proposed merger between DTE Energy Company ("DTE") and MCN Energy Group Inc. ("MCN"), and it now appearing that DTE and MCN, hereinafter sometimes referred to as "Proposed Respondents," are willing to enter into this Agreement Containing Consent Order ("Consent Agreement") to divest certain assets and providing for other relief:

         IT IS HEREBY AGREED by and between Proposed Respondents, by their duly authorized officers and attorneys, and counsel for the Commission that:

1. Proposed Respondent DTE Energy Company is a corporation organized, existing and doing business under and by virtue of the laws of the State of Michigan, with its office and principal place of business at 2000 2nd Avenue, Detroit, Michigan 48226.

2. Proposed Respondent MCN Energy Group Inc. is a corporation organized, existing and doing business under and by virtue of the laws of the State of Michigan, with its office and principal place of business at 500 Griswold Street, Detroit, Michigan 48226.

3. Proposed Respondents admit all the jurisdictional facts set forth in the draft of Complaint here attached.

4.       Proposed Respondents waive:

         a.       any further procedural steps;

         b. the requirement that the Commission's Decision and Order, attached hereto and made a part hereof, contain a statement of findings of fact and conclusions of law;

Agreement Containing Consent Order                                   Page 2 of 4

         c. all rights to seek judicial review or otherwise to challenge or contest the validity of the Decision and Order entered pursuant to this Consent Agreement; and

         d.       any claim under the Equal Access to Justice Act.

5. Proposed Respondents shall submit a report at the time they execute this Consent Agreement and every thirty (30) days thereafter until the Decision and Order becomes final, pursuant to Commission Rule 2.33, 16 C.F.R. ss. 2.33, signed by the Proposed Respondents, setting forth in detail the manner in which the Proposed Respondents have complied, have prepared to comply, and will comply with the Decision and Order. Such reports will not become part of the public record unless and until the accompanying Consent Agreement and Decision and Order are accepted by the Commission for public comment.

6. This Consent Agreement shall not become part of the public record of the proceeding unless and until it is accepted by the Commission. If this Consent Agreement is accepted by the Commission it, together with the Complaint contemplated hereby, will be placed on the public record for a period of thirty (30) days and information in respect thereto publicly released. The Commission thereafter may either withdraw its acceptance of this Consent Agreement and so notify Proposed Respondents, in which event it will take such action as it may consider appropriate, or amend its Complaint if circumstances so require and issue its Decision and Order, in disposition of the proceeding.

7. This Consent Agreement is for settlement purposes only and does not constitute an admission by Proposed Respondents that the law has been violated as alleged in the draft Complaint here attached, or that the facts as alleged in the draft Complaint, other than jurisdictional facts, are true.

8. This Consent Agreement contemplates that, if it is accepted by the Commission, and if such acceptance is not subsequently withdrawn by the Commission pursuant to the provisions of Commission Rule 2.34, 16 C.F.R. ss. 2.34, the Commission may, without further notice to Proposed
         Respondents: (1) issue its Complaint corresponding in form and substance with the draft of Complaint here attached and its Decision and Order containing the following order to divest in disposition of the proceeding, and (2) make information public with respect thereto. When final, the Decision and Order shall have the same force and effect, and may be altered, modified or set aside in the same manner and within the same time provided by statute for other orders. The Decision and Order shall become final upon service. Delivery of the Complaint and Decision and Order to Proposed Respondents by any means specified in Commission Rule 4.4(a), 16 C.F.R. ss. 4.4.(a), shall constitute service. Proposed Respondents waive any right they may have to any other manner of service. Proposed Respondents also waive any right they may otherwise have to service of any Confidential Appendices incorporated by reference into the Decision and Order, and agree that they are bound to comply with and will comply

Agreement Containing Consent Order                                   Page 3 of 4

         with the Decision and Order to the same extent as if they had been served with copies of the Confidential Appendices, where Proposed Respondents are already in possession of copies of such Confidential Appendices. The Complaint may be used in construing the terms of the Decision and Order, and no agreement, understanding, representation, or interpretation not contained in the Decision and Order or the Consent Agreement may be used to vary or contradict the terms of the Decision and Order.

9. By signing this Agreement Containing Consent Order, Proposed Respondents represent and warrant that they can accomplish the full relief contemplated by the attached Decision and Order (including effectuating all required divestitures, assignments, and transfers and obtaining all necessary approvals from domestic and foreign governmental authorities, leaseholders, and other third parties to effectuate the divestitures, assignments and transfers), and that all parents, subsidiaries, affiliates, and successors necessary to effectuate the full relief contemplated by this Consent Agreement are parties to the Consent Agreement and are bound thereby as if they had signed this Consent Agreement and were made parties to this proceeding and to the order.

10. Proposed Respondents have read the draft Complaint and Decision and Order contemplated hereby. Proposed Respondents understand that once the Decision and Order has been issued they will be required to file one or more compliance reports showing that they have fully complied with the Decision and Order. Proposed Respondents agree to comply with the Decision and Order from the date they execute this Consent Agreement. Proposed Respondents further understand that they may be liable for civil penalties in the amount provided by law for each violation of the Decision and Order after it becomes final.

Agreement Containing Consent Order                                   Page 4 of 4


Signed this         day of             , 2001.
            -------       -------------



DTE ENERGY COMPANY                           FEDERAL TRADE COMMISSION

By: /s/ Anthony F. Earley, Jr.               By: /s/ Dennis F. Johnson
    -------------------------------              -------------------------------
        Anthony F. Earley, Jr.                       Dennis F. Johnson
        Chairman and Chief Executive                 Attorney
        Officer                                      Bureau of Competition

                                             APPROVED:
    /s/ William F. Young
    -------------------------------
        William F. Young                         /s/ Phillip L. Broyles
        Counsel for DTE Energy Company           -------------------------------
                                                     Phillip L. Broyles
MCN ENERGY GROUP INC.                                Assistant Director
                                                     Bureau of Competition

By: /s/ Stephen E. Ewing                         /s/ Michael E. Antalics
    -------------------------------              -------------------------------
        Stephen E. Ewing                             Michael E. Antalics
        President                                    Deputy Director
                                                     Bureau of Competition

    /s/ Ilene K. Gotts                           /s/ Molly S. Boast
    -------------------------------              -------------------------------
        Ilene K. Gotts                               Molly S. Boast
        Counsel for MCN Energy Group Inc.            Acting Director
                                                     Bureau of Competition

                            UNITED STATES OF AMERICA
                        BEFORE FEDERAL TRADE COMMISSION


COMMISSIONERS:                       ROBERT PITOFSKY, CHAIRMAN
                                     SHEILA F. ANTHONY
                                     MOZELLE W. THOMPSON
                                     ORSON SWINDLE
                                     THOMAS B. LEARY

         In the Matter of

         DTE ENERGY COMPANY,                    Docket No. C-
                     a corporation,

                       and                      DECISION AND ORDER

         MCN ENERGY GROUP INC.,
                     a corporation.

         The Federal Trade Commission ("Commission") having initiated an investigation of the proposed merger between DTE Energy Company ("DTE") and MCN Energy Group Inc. ("MCN") (collectively "Respondents"), and Respondents having been furnished thereafter with a copy of a draft of Complaint that the Bureau of Competition presented to the Commission for its consideration and which, if issued by the Commission, would charge Respondents with violations of Section 7 of the Clayton Act, as amended, 15 U.S.C. ss. 18, and Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. ss. 45; and

         Respondents, their attorneys, and counsel for the Commission having thereafter executed an Agreement Containing Consent Order ("Consent Agreement") containing an admission by Respondents of all the jurisdictional facts set forth in the aforesaid draft of Complaint, a statement that the signing of said Consent Agreement is for settlement purposes only and does not constitute an admission by Respondents that the law has been violated as alleged in such Complaint, or that the facts as alleged in such Complaint, other than jurisdictional facts, are true, and waivers and other provisions as required by the Commission's Rules; and

         The Commission having thereafter considered the matter and having determined that it had reason to believe that Respondents have violated the said Acts, and that a Complaint should issue stating its charges in that respect, and having accepted the executed Consent Agreement and placed such Consent Agreement on the public record for a period of thirty (30) days for the receipt and consideration of public comments, now in further conformity with the procedure described in Commission Rule 2.34, 16 C.F.R. ss. 2.34, the Commission hereby issues its Complaint, makes the following jurisdictional findings and issues the following Decision and Order ("Order"):

         1. Respondent DTE Energy Company is a corporation organized, existing and doing business under and by virtue of the laws of the State of Michigan, with its office and principal place of business at 2000 2nd Avenue, Detroit, Michigan 48226.

         2. Respondent MCN Energy Group Inc. is a corporation organized, existing and doing business under and by virtue of the laws of the State of Michigan, with its office and principal place of business at 500 Griswold Street, Detroit, Michigan 48226.

         3. The Federal Trade Commission has jurisdiction of the subject matter of this proceeding and of the Respondents, and the proceeding is in the public interest.

                                      ORDER

                                        I.

         IT IS ORDERED that, as used in this Order, the following definitions shall apply:

         A. "DTE" means DTE Energy Company, its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled by DTE (including, but not limited to, The Detroit Edison Company), and the respective directors, officers, employees, agents and representatives, predecessors, successors, and assigns of each.

         B. "MCN" means MCN Energy Group Inc., its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled by MCN (including, but not limited to, Michigan Consolidated Gas Company), and the respective directors, officers, employees, agents and representatives, predecessors, successors, and assigns of each.

         C. "Respondents" means DTE and MCN, individually and collectively.

         D.       "Commission" means the Federal Trade Commission.

         E. "Acquirer" means either Exelon or such other entity approved by the Commission to which Respondents or a trustee divest the Divested Assets pursuant to the requirements of this Order.

         F. "Auditor Agreement" means the Amended and Restated Auditor Agreement made as of the 8th day of February, 2001, between Michigan Consolidated Gas Company, Exelon Energy Company, and Navigant Consulting, Inc., which is contained in Confidential Appendix B to this Order.

         G. "Divested Assets" means all rights, title, and interest acquired by DTE from MCN pursuant to the Merger in all assets and businesses relating to the transportation, distribution and storage of natural gas, and the marketing and sale of natural gas distribution services, for Electric Displacement Load in the Overlap Area, including, without limitation, the following:

                  1. transportation and distribution capacity, storage capacity, and all other rights and assets used for, associated with, or necessary for the transportation and distribution of natural gas to any and all Electric Displacement Load customers in the Overlap Area;

                  2. all customer lists, customer data, vendor lists, sales promotion literature, advertising materials, marketing studies, engineering studies, research materials, technical information, dedicated management information systems, information contained in management information systems, rights to software, technology, know-how, ongoing research and development, specifications, designs, drawings, processes and quality control data;

                  3. all rights, title and interest in and to owned or leased real property, together with easements, rights-of-way, appurtenances, licenses, and permits;

                  4. all rights, title, and interest in and to contracts (together with associated bids) entered into with customers, suppliers, sales representatives, distributors, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees;

                  5. all rights under warranties and guarantees, express or implied;

                  6. all separately maintained, as well as relevant portions of not separately maintained, books, records and files;

                  7. all federal, state, and local regulatory agency registrations, permits, licenses, easements, authorizations, franchises, and applications, and all documents related thereto; and

                  8.       all items of prepaid expense;

                  Provided, however, if Respondents divest to Exelon under the terms set forth in the Divestiture Agreement pursuant to Paragraph II.A. of this Order, "Divested Assets" means the easement and all rights and other assets conveyed by the Divestiture Agreement.

H. "Divestiture Agreement" means both of the following agreements, if approved by the Commission: (1) the Easement Agreement, and (2) the Auditor Agreement.

I. "Easement Agreement" means the Amended and Restated Easement Agreement made and entered into as of the 8th day of February, 2001, between Michigan Consolidated Gas Company and Exelon, which is contained in Appendix A to this Order.

J. "Electric Displacement Equipment" means any natural gas powered equipment that displaces or that can be used in lieu of electric equipment, including, but not limited to, chillers, air compressors, and commercial dishwashers and fryers; provided, however, that Electric Displacement Equipment does not include equipment used for direct-fired space heating and hot water applications.

K. "Electric Displacement Load" or "EDL" means natural gas consumption for:

         1.       On-Site Power Generation,

         2.       Electric Displacement Equipment, or

         3.       General Generation.

L. "Exelon" means Exelon Energy Company, a corporation organized, existing and doing business under and by virtue of the laws of the State of Delaware, with its office and principal place of business at 2315 Enterprise Drive, Westchester, Illinois 60154, and its successors and assigns.

M. "General Generation" means up to 8,750,000 kWh of non-On-Site Power Generation per year per each unit of Generation Equipment served by the Acquirer of the Divested Assets in the Overlap Area; provided, however, that General Generation may not exceed 8,750,000 kWh at any Contiguous Customer Location, where a "Contiguous Customer Location" shall consist of the buildings or parts of buildings situated upon the same parcel or contiguous parcels of land and occupied and used by the customer as a unitary enterprise at one location and under one management.

N. "Generation Equipment" means power generation equipment, including, but not limited to, engines, turbines, or fuel cells.

O. "MCN Distribution System" means the natural gas distribution system operated by MCN in the Overlap Area, including, but not limited to, the gas pipelines and all related equipment, systems, components, rights and other assets used for, associated with, or necessary for the transportation, distribution or storage of natural gas within the Overlap Area.

P. "Merger" means the merger of DTE and MCN described in the Agreement and Plan of Merger Among DTE Energy Company, MCN Energy Group Inc., and DTE Enterprises, Inc., dated October 4, 1999, as amended November 12, 1999.

Q. "New Divestiture Agreement" means any agreement, other than the Divestiture Agreement between the Respondents and Exelon, for the sale of the Divested Assets that has been approved by the Commission to accomplish the requirements of this Order, including any agreement(s) entered into by a trustee pursuant to Paragraph III of this Order.

R. "Non-EDL" means natural gas consumption for applications or uses that are not Electric Displacement Load.

S. "Non-Utility Entity" means an entity that has no obligation under state or local law to provide utility service (i.e., the local distribution of electricity or natural gas) to the public in the Overlap Area.

T. "On-Site Power Generation" means electrical generation from Generation Equipment to the extent that the electrical conductors between the Generation Equipment and facility consuming output from the Generation
         Equipment: (1) are owned or operated either by a Non-Utility Entity that owns or operates the Generation Equipment, or by the entity that owns or operates the facility consuming output from the Generation Equipment, or both such entities, or (2) are owned or operated by a municipal entity, including a city, village, township or county.

U. "Overlap Area" means the geographic areas in Macomb, Monroe, Oakland, Washtenaw, and Wayne Counties, Michigan, in which both DTE distributes electricity and MCN distributes natural gas.

                                      II.

IT IS FURTHER ORDERED that:

A.       Respondents shall divest the Divested Assets:

         1. to Exelon pursuant to and in accordance with the Divestiture Agreement (which agreement shall not vary or contradict, or be construed to vary or contradict, the terms of this Order), no later than five (5) days after the date on which the Merger is consummated.

         2. Provided, however, that if the Commission determines to make the Order final, but notifies the Respondents either that Exelon is not an acceptable acquirer of the Divested Assets, or that the Divestiture Agreement is not an acceptable manner of divestiture, then Respondents shall divest the Divested Assets, absolutely and in good faith, and at no minimum price, pursuant to a New Divestiture Agreement within ninety (90) days of the date on which this Order becomes final to an Acquirer that receives the prior approval of the Commission and in a manner that receives the prior approval of the Commission.

B.       Respondents shall:

         1. Maintain, repair, and replace all components and other aspects of the MCN Distribution System:

                  a. necessary for the proper or safe operation of that system; and

                  b. in full compliance with all rules and regulations of any federal or state agency, or any other governmental entity, having jurisdiction over any aspect of the MCN Distribution System.

         2. Operate the MCN Distribution System in a reasonable and non-discriminatory manner, and in full compliance with all rules and regulations of any federal or state agency, or any other governmental entity, having jurisdiction over any aspect of the MCN Distribution System.

         3. Appoint an independent Auditor, subject to the approval of the Commission, that will perform such services as are necessary to effectuate the Divestiture Agreement, including, but not limited to, arbitration of disputes between Respondents and the Acquirer and all other duties and responsibilities set forth in the Divestiture Agreement. The Auditor shall have the power to take all actions as in the Auditor's judgment are necessary and appropriate to effectuate the purposes of the Divestiture Agreement, including the right to propose changes to the Divestiture Agreement necessary to ensure the competitive viability of the Acquirer under the Divestiture Agreement, and shall have free access to all of Respondents' books, records, information, systems, and facilities as deemed reasonably necessary by the Auditor to monitor Respondents' performance under the Divestiture Agreement; provided, however, that the Auditor shall have no authority to modify any agreement between Respondents and the Acquirer, or otherwise to modify any obligations of the Respondents under this Order.

                  4. No later than ten (10) days after the date on which this Order becomes final, provide Acquirer with a list, in Microsoft Excel 97 format, of all customers to which MCN transports natural gas in the Overlap Area, including the name, address, and rate classification for each such customer, and a statement indicating whether each such customer utilizes natural gas for Electric Displacement Load.

                  5. No later than ten (10) days after the date this Order becomes final, provide to the Auditor all information and results of the study conducted by the MCN Marketing Department of EDL opportunities in the Overlap Area referred to as the Data Collection and Analysis Team ("DCAT") study. At the same time, Respondents shall send a letter to each customer in the DCAT study advising the customer that gas distribution services may be purchased from Acquirer and asking if the customer wishes the Auditor to provide the customer's DCAT information to the Acquirer. Respondents shall instruct the Auditor that, upon the receipt of a request from any customer, the Auditor shall provide Acquirer with the customer-specific information, and that the Auditor shall not inform Respondents which customers did or did not authorize the transfer of their information to Acquirer.

                  6. For two (2) years after the date this Order becomes final, promptly comply with any request of any customer in the Overlap Area to terminate its transportation or distribution contracts with MCN, without cost or penalty to such customer, to enable such customer to purchase gas distribution or transportation services provided by the Acquirer.

         C. If Respondents or a trustee, as appropriate, divest the Divested Assets pursuant to Paragraph II.A.2. or Paragraph
                  III. of this Order, as applicable, Respondents shall execute a New Divestiture Agreement with the Acquirer (which agreement shall not vary or contradict, or be construed to vary or contradict, the terms of this Order). Such New Divestiture Agreement shall divest the Divested Assets to the Acquirer pursuant to terms and conditions that receive the prior approval of the Commission, and shall require Respondents to:

                  1. Grant the Acquirer such natural gas transportation and distribution capacity, storage capacity, and other rights in and to the MCN Distribution

                           System that, in the sole discretion of the Commission, are necessary to insure that the Acquirer will be:

                        a.    economically viable; and

                        b. able to transport and distribute natural gas for Electric Displacement Load competitively with Respondents and in a manner that achieves the purposes of this Order.

                  2. Operate and expand the MCN Distribution System in a manner that:

                        a. is reasonable and non-discriminatory and complies fully with all rules and regulations adopted by any federal, state or political subdivision, or any agency of any federal, state or political subdivision, having jurisdiction over any aspect of the MCN Distribution System;

                        b. enables the Acquirer to fulfill the purposes of this Order; and

                        c. reasonably allocates, consistent with the purposes of this Order, the cost of any expansion between Respondents and the Acquirer.

                  3. Appoint an independent Auditor, subject to the approval of the Commission, to mediate and arbitrate any dispute between Respondents and the Acquirer arising under the New Divestiture Agreement in good faith and in an expeditious manner consistent with the purposes of this Order.

                  4. Accept for transportation through the MCN Distribution System at all receipt points that exist at the time of the divestiture of the Divested Assets, or which shall be created during any period that the Divestiture Agreement is in effect, any natural gas nominated by the Acquirer, provided, however, that Respondents may condition acceptance of such natural gas on terms and conditions:

                        a. required by rules and regulations adopted by any federal, state or political subdivision, or any agency of any federal, state or political subdivision, having jurisdiction over any aspect of the MCN Distribution System; or

                        b. required for the efficient, non-discriminatory operation of the MCN Distribution System.

                  5. Provide that the New Divestiture Agreement shall not be modified or assigned without the prior approval of the Commission.

                  6. Require the Acquirer to agree to the exercise of powers by the independent Auditor as provided in Paragraph II.B.3. of this Order.

                  7. Permit the Acquirer to sell, lease, or otherwise convey to other persons a portion of any capacity to transport or store natural gas in or through the MCN Distribution System acquired by the Acquirer pursuant to the New Divestiture Agreement; provided, however,

                        a. Respondents shall prohibit the Acquirer from assigning all of its rights under or interest in the New Divestiture Agreement to any person without the prior approval of the Commission; and

                        b. Respondents may prohibit the Acquirer from assigning any portion or all of the Acquirer's obligations under the New Divestiture Agreement, but may permit such assignment with the prior approval of the Commission.

                  8. Indemnify and hold the Acquirer harmless from suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons in connection with the MCN Distribution System.

                  9. Convey to the Acquirer all of the rights, title, and interest in any customer contracts, customer information, marketing studies, or other assets surrendered back, assigned, sold, or otherwise conveyed by Exelon to Respondents if the New Divestiture Agreement is executed following the termination of the Divestiture Agreement.

                  10. Undertake such additional contractual obligations as, in the sole discretion of the Commission, are necessary to effectuate the purposes of this Order.

                  Provided, however, that with respect to the assets that are to be divested and the contracts that are to be entered into pursuant to this Paragraph II.C, Respondents need not divest such assets or enter into such contracts if: (a) the Acquirer chooses not to acquire such assets or enter into such contracts; and (b) the Commission approves the New Divestiture Agreement without such assets or contracts.

         D. Respondents shall comply with the terms of the Divestiture Agreement or the New Divestiture Agreement, as applicable, which agreement, if approved by the Commission, is incorporated by reference into this Order and made a part hereof.

                  Any failure by Respondents to comply with the terms of the Divestiture Agreement or the New Divestiture Agreement, as applicable, shall constitute a failure to comply with this Order. Further, nothing in the Divestiture Agreement or New Divestiture Agreement shall preclude, or be deemed to preclude, the Commission from bringing any action as may be appropriate under the Federal Trade Commission Act or any other statute enforced by the Commission for any failure by Respondents to comply with this Order. Notwithstanding any paragraph, section, or other provision of the Divestiture Agreement or the New Divestiture Agreement, as applicable, any failure to comply with any condition precedent to closing (whether or not waived), or any modification or assignment of the Divestiture Agreement or the New Divestiture Agreement, as applicable, without the prior approval of the Commission, shall constitute a failure to comply with this Order.

         E. Pending divestiture of the Divested Assets pursuant to the Divestiture Agreement or the New Divestiture Agreement, as applicable, Respondents shall take such actions as are necessary to maintain the viability, marketability and competitiveness of the Divested Assets, and to prevent the destruction, removal, wasting, deterioration, or impairment of any of the Divested Assets.

         F. The purpose of the divestiture of the Divested Assets is to ensure the continuation of a viable and competitive alternative supplier of natural gas transportation and distribution services to EDL customers in the Overlap Area after the Merger, and to remedy any lessening of competition resulting from the Merger as alleged in the Commission's complaint.


                                      III.

                  IT IS FURTHER ORDERED that:

         A. The Commission may appoint a trustee to divest the Divested Assets ("Divestiture Trustee") to an Acquirer and to execute a New Divestiture Agreement that satisfies the requirements of Paragraph II of this Order if:

                  1. Respondents fail to complete the divestitures required by Paragraph II. of this Order within the time periods specified therein;

                  2.       Exelon terminates the Divestiture Agreement; or

                  3.       The Divestiture Agreement is otherwise terminated.

         B. In the event that the Commission or the Attorney General brings an action pursuant to ss.5(l) of the Federal Trade Commission Act, 15 U.S.C. ss.45(l), or any





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

                  other statute enforced by the Commission, Respondents shall consent to the appointment of trustee in such action. Neither the decision of the Commission to appoint a Divestiture Trustee nor the decision of the Commission not to appoint a Divestiture Trustee shall preclude the Commission or the Attorney General from seeking civil penalties or any other relief available to it, including a court-appointed trustee, pursuant to ss. 5(l) of the Federal Trade Commission Act, or any other statute enforced by the Commission, for any failure by the Respondents to comply with this Order.

         C. If a Divestiture Trustee is appointed by the Commission or a court pursuant to Paragraph III. of this Order to divest the Divested Assets to an Acquirer, Respondents shall consent to the following terms and conditions regarding the Divestiture Trustee's powers, duties, authority, and responsibilities:

                  1. The Commission shall select the Divestiture Trustee, subject to the consent of Respondents, which consent shall not be unreasonably withheld. If Respondents have not opposed, in writing, including the reasons for opposing, the selection of any proposed Divestiture Trustee within ten (10) days after receipt of written notice by the staff of the Commission to Respondents of the identity of any proposed Divestiture Trustee, Respondents shall be deemed to have consented to the selection of the proposed Divestiture Trustee.

                  2. Subject to the prior approval of the Commission, the Divestiture Trustee shall have the exclusive power and authority to divest the Divested Assets to an Acquirer pursuant to the terms of this Order and to enter into a New Divestiture Agreement with the Acquirer pursuant to the terms of this Order, which New Divestiture Agreement shall be subject to the prior approval of the Commission.

                  3. Within ten (10) days after appointment of the Divestiture Trustee, Respondents shall execute a trust agreement that, subject to the prior approval of the Commission and, in the case of a court-appointed trustee, of the court, transfers to the Divestiture Trustee all rights and powers necessary to permit the Divestiture Trustee to divest the Divested Assets to an Acquirer and to enter into a New Divestiture Agreement with the Acquirer.

                  4. The Divestiture Trustee shall have twelve (12) months from the date the Commission approves the trust agreement described in Paragraph III. of this Order to divest the Divested Assets and to enter into a New Divestiture Agreement with an Acquirer in a manner that satisfies the requirements of Paragraph II. of this Order. If, however, at the end of the applicable twelve-month period, the Divestiture Trustee has submitted to the Commission a plan of divestiture or believes that divestiture can be achieved within a reasonable time, such divestiture period may be extended by the Commission, or, in the case of a court-appointed trustee, by the court; provided, however, the Commission may extend such divestiture period only two (2) times.

                  5. The Divestiture Trustee shall have full and complete access to the personnel, books, records and facilities of Respondents related to the Divested Assets, or to any other relevant information, as the Divestiture Trustee may request. Respondents shall develop such financial or other information as the Divestiture Trustee may request and shall cooperate with the Divestiture Trustee. Respondents shall take no action to interfere with or impede the Divestiture Trustee's accomplishment of the divestiture or other responsibilities. Any delays in divestiture caused by Respondents shall extend the time for divestiture under this Paragraph in an amount equal to the delay, as determined by the Commission or, for a court-appointed trustee, by the court.

                  6. The Divestiture Trustee shall use best efforts to negotiate the most favorable price and terms available in each contract that is submitted to the Commission, subject to Respondents' absolute and unconditional obligation to divest expeditiously at no minimum price. The divestiture shall be made to an Acquirer and pursuant to a New Divestiture Agreement in the manner as set forth in Paragraph II. of this Order; provided, however, that if the Divestiture Trustee receives bona fide offers from more than one acquiring entity, and if the Commission determines to approve more than one acquiring entity, the Divestiture Trustee shall divest to the acquiring entity or entities selected by Respondents from among those approved by the Commission, provided further, however, that Respondents shall select such entity within five (5) days of receiving notification of the Commission's approval.

                  7. The Divestiture Trustee shall serve, without bond or other security, at the expense of Respondents, on such reasonable and customary terms and conditions as the Commission or a court may set. The Divestiture Trustee shall have the authority to employ, at the expense of Respondents, such consultants, accountants, engineers, attorneys, investment bankers, business brokers, appraisers, and other representatives and assistants as are necessary to carry out the Divestiture Trustee's duties and responsibilities. The Divestiture Trustee shall account for all monies derived from the divestiture and all expenses incurred. After approval by the Commission and, in the case of a court-appointed trustee, by the court, of the account of the trustee, including fees for his or her services, all remaining monies shall be paid at the direction of Respondents. The Divestiture Trustee's compensation shall be based at least in significant part on a commission arrangement contingent on the Divestiture Trustee's divesting the Divested Assets to an Acquirer and entering into a New Divestiture Agreement in a manner that satisfies the requirements of Paragraph II. of this Order.

                  8. Respondents shall indemnify the Divestiture Trustee and hold the Divestiture Trustee harmless against any losses, claims, damages, liabilities, or expenses arising out of, or in connection with, the performance of the Divestiture Trustee's duties, including all reasonable fees of counsel and other expenses incurred in connection with the preparation for, or defense of, any claim, whether or not resulting in any liability, except to the extent that such losses, claims, damages, liabilities, or expenses result from misfeasance, gross negligence, willful or wanton acts, or bad faith by the Divestiture Trustee.

                  9. If the Divestiture Trustee ceases to act or fails to act diligently, a substitute Divestiture Trustee shall be appointed in the same manner as provided in Paragraph III. of this Order.

                  10. The Commission or, in the case of a court-appointed trustee, the court, may on its own initiative or at the request of the Divestiture Trustee issue such additional orders or directions as may be necessary or appropriate to accomplish the divestiture required by this Order.

                  11. The Divestiture Trustee shall have no obligation or authority to operate or maintain the Divested Assets.

                  12. The Divestiture Trustee shall report in writing to Respondents and to the Commission every two (2) months concerning his or her efforts to divest the Divested Assets.

                                      IV.

         IT IS FURTHER ORDERED that:

         A. Within sixty (60) days after the date this Order becomes final and every sixty (60) days thereafter until Respondents have fully complied with the divestiture provisions of Paragraphs II or III of this Order, as applicable, Respondents shall submit to the Commission a verified written report setting forth in detail the manner and form in which they intend to comply, are complying, and have complied with Paragraphs II or III of this Order, as applicable. Respondents shall include in their compliance reports, among other things that are required from time to time, a full description of the efforts being made to comply with Paragraphs II or III of the Order, as applicable, including a description of all substantive contacts or negotiations for the divestiture and the identity of all parties contacted. Respondents shall include in their compliance reports copies of all written communications to and from such parties, all internal memoranda, and all reports and recommendations concerning divestiture.

         B. One year (1) from the date this Order becomes final, annually for the next nineteen (19) years on the anniversary of the date this Order becomes final, and at other times as the Commission may require, Respondents shall file a verified written report with the Commission setting forth in detail the manner and form in which they have complied and are complying with this Order.

                                       V.

         IT IS FURTHER ORDERED that each Respondent shall notify the Commission at least thirty (30) days prior to any proposed change in the corporate Respondent such as dissolution, assignment, sale resulting in the emergence of a successor corporation, or the creation or dissolution of subsidiaries or any other change in the corporation that may affect compliance obligations arising out of this Order.

                                      VI.

         IT IS FURTHER ORDERED that, for the purpose of determining or securing compliance with this Order, subject to any legally recognized privilege and upon written request with reasonable notice to Respondents, Respondents shall permit any duly authorized representative of the Commission:

         A. Access, during office hours and in the presence of counsel, to all facilities and access to inspect and copy all books, ledgers, accounts, correspondence, memoranda and other records and documents in the possession or under the control of Respondents relating to any matters contained in this Order; and

         B. Upon five (5) days' notice to Respondents and without restraint or interference from them, to interview officers, directors, employees, agents or independent contractors of Respondents, who may have counsel present, regarding any such matters.

                                      VII.


         IT IS FURTHER ORDERED that this Order shall terminate twenty (20) years from the date this Order becomes final.

         By the Commission.




                                            Donald S. Clark
                                            Secretary

SEAL:

ISSUED:




















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